Registration No. 33-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

        WPS RESOURCES CORPORATION    WISCONSIN PUBLIC SERVICE CORPORATION

           (Exact name of registrants as specified in their charters)

          Wisconsin           39-1775292       Wisconsin        39-0715160
       (State or other         (I.R.S.      (State or other      (I.R.S.
       jurisdiction of         Employer     jurisdiction of      Employer
       incorporation or     identification  incorporation or  identification
        organization)            No.)        organization)         No.)


                             700 North Adams Street
                                 P. O. Box 19001
                           Green Bay, Wisconsin  54307
                    (Address of principal executive offices)
                 WPS Resources Corporation Deferred Compensation Plan
                               (Full title of the plan)

               Daniel A. Bollom                            Copy to:
    President and Chief Executive Officer
          WPS Resources Corporation                    Michael S. Nolan
         and Wisconsin Public Service                  Foley & Lardner
                 Corporation                      777 East Wisconsin Avenue
            700 North Adams Street             Milwaukee, Wisconsin 53202-5367
               P. O. Box 19001                 Telephone Number:  414-297-5672
          Green Bay, Wisconsin 54307
       Telephone Number:  414-433-1598
     (Name, address and telephone number,
      including area code, of agent for
                   service)
                           __________________________
                         CALCULATION OF REGISTRATION FEE

                                    Proposed     Proposed
                                     Maximum      Maximum
        Title of        Amount      Offering     Aggregate     Amount of
    Securities to be     to be        Price      Offering    Registration
       Registered     Registered   Per Share       Price          Fee

        Deferred      $5,890,000      100%      $5,890,000(2)   $2,031
      Compensation
    Obligations (1)
     Common Stock,      30,000
       $1.00 par        shares     $32.3125(3)  $969,375(3)      $335
        value(1)

   (1) The Deferred Compensation Obligations are unsecured obligations of WPS Resources Corporation and Wisconsin Public Service Corporation to pay deferred compensation in the future to certain of their employees in accordance with the terms of the WPS Resources Corporation Deferred Compensation Plan. Certain of such Deferred Compensation Obligations may be fulfilled, at the option of WPS Resources Corporation or Wisconsin Public Service Corporation, as the case may be, in cash or Common Stock of WPS Resources Corporation; accordingly, 30,000 shares of Common Stock of WPS Resources Corporation are also being registered hereunder.

   (2)  Estimated solely for the purpose of determining the registration fee.

   (3) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on December 14, 1995.

        In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

   Page ___ of ____ pages.    The Exhibit Index is located at page ___.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents have been previously filed by Wisconsin Public Service Corporation (the "Company") and WPS Resources Corporation ("WPS Resources") with the Commission and are incorporated herein by reference:

             (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, which includes audited financial statements as of and for the year then ended.

             (b) WPS Resources Annual Report on Form 10-K for the year ended December 31, 1994, which includes audited financial statements as of and for the year then ended.

             (c) All other reports filed by the Company and WPS Resources pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1994.

             (d) The description of the capital stock of WPS Resources contained in Item 1 of the Company's Registration Statement on Form 8-B, filed June 1, 1994 with the Commission, and any amendments or reports filed for the purpose of updating such description.

             All documents subsequently filed by the Company, WPS Resources or the Wisconsin Public Service Corporation Deferred Compensation Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company and WPS Resources files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             The Common Stock of WPS Resources is registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

             Under the Plan, eligible employees of WPS Resources and the Company ("Participant(s)") may voluntarily defer up to 30% of such Participant's compensation, in increments of 1%. A Participant may defer more than 30% of his or her compensation only with the approval of the Compensation Committee of the Board of Directors of WPS Resources (the "Compensation Committee"). Two separate accounts are established under the Plan for determining the amount of benefits accumulated by Participants pursuant to voluntary deferrals, an account known as Reserve Account B and an account known as a Stock Account. The obligations ("Obligations") to pay to Participants amounts voluntarily deferred into such accounts pursuant to the Plan will be unsecured obligations of the entity obligated to pay the compensation which was deferred.

             Reserve Account B. Reserve Account B will be credited with that portion of a voluntary deferral made by a Participant which such Participant elects to allocate to this account plus any amount in excess of 30% of compensation which an executive elects to defer in any year. Balances of Participants in Reserve Account B will be credited with an interest equivalent for each month at a rate equal to the greater of (i) 0.5% or (ii) 70% of 1/12th of the ROE (return on equity) for the 12-month period ended on the respective preceding September 30 for the months of January through March and October through December and for the 12-month period ended on the preceding March 31 for the months of April through September. The Compensation Committee may revise the interest equivalent rate for Reserve Account B or the manner in which such rate is calculated, but the rate may not be reduced below 6% per annum.

             Change in Control. In the event of a "Change in Control", the minimum interest equivalent rate under Reserve Account B shall be the greater of (i) 6% per annum or (ii) a rate equal to two percentage points above the prime lending rate of Firstar Bank Milwaukee, Milwaukee, Wisconsin. A Change in Control means any of the following events:

             (i) approval by the shareholders of WPS Resources or the Company of a merger or consolidation of WPS Resources or the Company with or into another corporation if neither WPS Resources, the Company nor any of their subsidiaries will be the surviving corporation or a disposition of all or substantially all of WPS Resources' or the Company's assets other than to a subsidiary of WPS Resources or the Company;

             (ii) the acquisition by any person (other than WPS Resources or the Company or any of their subsidiaries or the Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust or the WPS Resources Corporation Deferred Compensation and Supplemental Benefits Trust (the "Trust")) of beneficial ownership of 15% or more of the voting power of the shares of capital stock of WPS Resources;

            (iii) during any consecutive two-year period, a majority of the Board of Directors of WPS Resources consists of persons who were neither directors at the beginning of such period nor persons whose nominations or elections were approved by a vote of two-thirds of the directors then in office;

             (iv) a loss of 15% or more of the customers of the Company resulting from the exercise of statutorily granted condemnation powers by any government entity.

             Stock Account. The Stock Account will be credited with that portion of a voluntary deferral (not exceeding an amount equal to 30% of a Participant's compensation for any year) made by a Participant after December 31, 1995 which such Participant elects to allocate to this account. Each month, such deferrals and dividends payable on stock units will be converted, for record keeping purposes, into whole and fractional stock units based on the average purchase price of all shares of Common Stock of WPS Resources (the "Common Stock") purchased during that month by or on behalf of the Trust and the WPS Resources Corporation Stock Investment Plan. Participants electing to allocate deferrals to the Stock Account will have no rights of a shareholder resulting from the stock units in their account. The Company may, however, elect to have shares of Common Stock purchased by the Trust in an amount equal to a portion of the stock units in the Stock Account. Under the Trust, although Participants under the Plan will have no proprietary interest in shares purchased by the Trust and will remain general unsecured creditors of the Company with respect to amounts deferred under the Plan, shares held by the Trust will for purposes of exercising voting rights, be allocated proportionately to the share units in the respective Participants' stock accounts and voted in accordance with the instructions of such Participants. Voluntary deferrals in excess of 30% of a Participant's compensation for any year will be credited to Reserve Account B.

             Elections. Elections respecting deferrals may be revised prospectively prior to the beginning of each month. In the case of Participants subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), on or after the mandatory effective date for complying with the new Rule 16b-3 of the Securities and Exchange Commission, revised elections will be effective only as to months commencing at least six months after the revised election is received by the Secretary of the Company.

             Distributions. Distributions from Deferred Compensation Plan Accounts will be made in 1, 3, 6, 9, 12 or 15 annual installments, as elected by the Participant and will commence within 60 days following the end of the calendar year in which occurs the Participant's retirement or termination of employment or service. A Participant may modify a distribution election with respect to timing and number of installments, but such revision will take effect only if the Participant remains a director of, or employed by, the Company or a subsidiary or affiliate thereof for 24 consecutive months following the revised election. For purposes of determining distribution amounts, share units in the Stock Account will be valued on the basis of the closing price as reported in The Wall Street Journal as New York Stock Exchange-Composite Transactions on January 21 (or if not a trading day the next preceding trading day) of each year.

             Distributions attributable to a Participant's Stock Account shall be made in cash and/or whole shares of Common Stock as determined by the Compensation Committee in its sole discretion. Distributions attributable to Reserve Account B shall be made in cash. Unless a Participant otherwise elects, income tax on each distribution will be withheld from the cash portion of the distribution and Common Stock will be used to satisfy withholding obligations only to the extent that the cash portion of the distribution is insufficient. For Participants subject to Section 16 of the 1934 Act, elections must be received by the Secretary of the Company at least six months prior to the date the Common Stock is distributed.

   Item 5.   Interests of Named Experts and Counsel.

             Not applicable.

   Item 6.   Indemnification of Directors and Officers.

             Pursuant to the Wisconsin Business Corporation law and Article VI of the By-Laws of each of WPS Resources and the Company, directors and officers of each of WPS Resources and the Company are entitled to mandatory indemnification from each of WPS Resources and Company, respectively, against certain liabilities and expenses to the extent such officers or directors are successful on the merits or otherwise in connection with a proceeding, unless it is determined that the director or officer breached or failed to perform his duties to the WPS Resources and/or the Company, as the case may be, and such breach or failure constituted: (a) a willful failure to deal fairly with WPS Resources and/or the Company, as the case may be, or their respective shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of WPS Resources and the Company are not subject to personal liability to WPS Resources and/or the Company, as the case may be, their respective shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

             The indemnification described above may be broad enough to cover liabilities under the Securities Act of 1933. The Company and WPS Resources have in place insurance permitted by the Wisconsin Business Corporation Law on behalf of its officers and directors which may cover liabilities under the Securities Act of 1933.

   Item 7.   Exemption from Registration Claimed.

             Not Applicable.

   Item 8.   Exhibits.

             The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:
    Exhibit No.        Exhibit

        (4)       WPS Resources Corporation Deferred Compensation
                  Plan

        (5)       Opinion of Foley & Lardner

       (23.1)     Consent of Arthur Andersen LLP

       (23.2) Consent of Foley & Lardner (contained in Exhibit 5 hereto)

        (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

   Item 9.   Undertakings.

             (a)  The undersigned Registrants hereby undertake:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin, on this 14th day of December, 1995.


                            WPS RESOURCES CORPORATION



                            By:  /s/ Robert H. Knuth
                                 Robert H. Knuth
                                 Assistant Vice President and Secretary





                                POWER OF ATTORNEY

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert H. Knuth and Francis J. Kicsar, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.



            Signature                   Title                  Date


    /s/ Daniel A. Bollom      President, Chief          December 14, 1995
    Daniel A. Bollom          Executive Officer and
                              Director (Principal
                              Executive Officer)


    /s/ Patrick D. Schrickel  Vice President            December 14, 1995
    Patrick D. Schrickel      (Principal Financial
                              Officer)



    /s/ Diane L. Ford         Controller (Principal     December 14, 1995
    Diane L. Ford             Accounting Officer)



    /s/ A. Dean Arganbright   Director                  December 14, 1995
    A. Dean Arganbright



    /s/ Michael S. Ariens     Director                  December 14, 1995
    Michael S. Ariens



    /s/ Richard A. Bemis      Director                  December 14, 1995
    Richard A. Bemis




    /s/ Sister M. Lois,       Director                  December 14, 1995
        Bush, SSM
    Sister M. Lois Bush, SSM



    /s/ Robert C. Gallagher   Director                  December 14, 1995
    Robert C. Gallagher





    /s/ Kathryn M.            Director                  December 14, 1995
       Hasselblad-Pascale
    Kathryn M. Hasselblad-
       Pascale



    /s/ James L. Kemerling    Director                  December 14, 1995
    James L. Kemerling




    /s/ Linus M. Stoll        Director                  December 14, 1995
    Linus M. Stoll



                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin, on this 14th day of December, 1995.


                            WISCONSIN PUBLIC SERVICE CORPORATION



                            By:  /s/ Robert H. Knuth
                                 Robert H. Knuth
                                 Assistant Vice President and Secretary





                                POWER OF ATTORNEY

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert H. Knuth and Francis J. Kicsar, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

            Signature                  Title                 Date



    /s/ Daniel A. Bollom      President, Chief         December 14, 1995
    Daniel A. Bollom          Executive Officer and
                              Director (Principal
                              Executive Officer)



    /s/ Patrick D. Schrickel  Vice President           December 14, 1995
    Patrick D. Schrickel      (Principal Financial
                              Officer)



    /s/ Diane L. Ford         Controller (Principal    December 14, 1995
    Diane L. Ford             Accounting Officer)




    /s/ A. Dean Arganbright   Director                 December 14, 1995
    A. Dean Arganbright




    /s/ Michael S. Ariens     Director                 December 14, 1995
    Michael S. Ariens



    /s/ Richard A. Bemis      Director                 December 14, 1995
    Richard A. Bemis




    /s/ Sister M. Lois Bush,  Director                 December 14, 1995
         SSM
    Sister M. Lois Bush, SSM



    /s/ Robert C. Gallagher   Director                 December 14, 1995
    Robert C. Gallagher




    /s/ Kathryn M.            Director                 December 14, 1995
        Hasselblad-Pascale
    Kathryn M. Hasselblad-
      Pascale



    /s/ James L. Kemerling    Director                 December 14, 1995
    James L. Kemerling




    /s/ Linus M. Stoll        Director                 December 14, 1995
    Linus M. Stoll



             The Plan. Pursuant to the requirements of the Securities Act of 1933, the members of the Compensation Committee of the WPS Resources Corporation Board of Directors and Robert H. Knuth, Secretary of WPS Resources Corporation, who together administer the Plan, have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin, on this 14th day of December, 1995.


                                      WPS RESOURCES CORPORATION
                                      DEFERRED COMPENSATION PLAN



                                      By: /s/ A. Dean Arganbright
                                          A. Dean Arganbright




                                      By:/s/ Robert C. Gallagher
                                           Robert C. Gallagher



                                      By:/a/ James L. Kemerling
                                           James L. Kemerling




                                      Members of the Compensation Committee
                                      of the WPS Resources Corporation Board
                                      of Directors



                                      /s/ Robert H. Knuth
                                      Robert H. Knuth, Secretary
                                      WPS Resources Corporation

                                  EXHIBIT INDEX

                            WPS RESOURCES CORPORATION
                           DEFERRED COMPENSATION PLAN

     Exhibit No.                       Exhibit

         (4)       WPS Resources Corporation Deferred Compensation
                   Plan
         (5)       Opinion of Foley & Lardner

       (23.1)      Consent of Arthur Andersen LLP

       (23.2)      Consent of Foley & Lardner (contained in Exhibit
                   5 hereto)
        (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)